Exhibit 99.2

BIMINI MORTGAGE MANAGEMENT ANNOUNCES SECOND PRIVATE
PLACEMENT OF $50 MILLION OF TRUST PREFERRED SECURITIES

VERO BEACH, Fla. (September 29, 2005) – Bimini Mortgage Management, Inc. (NYSE:BMM) today announced that it has agreed to issue and sell in a private placement $50.0 million of trust preferred securities through a newly formed trust subsidiary, Bimini Capital Trust II, organized under Delaware law. The trust preferred securities, which were priced at five year swap rates +350 basis points, will require quarterly distributions and will bear a fixed interest rate of 7.8575% through December, 2010 and thereafter the interest rate will float at the prevailing three-month LIBOR rate plus 3.50%. The securities are redeemable, in whole or in part, without penalty, at the option of Bimini any time on or after December, 2010. The securities will mature on December 15, 2035. Bimini intends to use the net proceeds of this private placement to help finance its recently announced merger with Opteum Financial Services, LLC.

Commenting on the issuance, Bimini Chairman, President and Chief Executive Officer, Jeffrey J. Zimmer, stated, “The Board of Directors of Bimini Mortgage Management, Inc. is very pleased to be able to issue 30-year unsecured debt that will allow us to lend money to Opteum following the merger on terms which are much better than Opteum’s current debt.”

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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